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                                                                       EXHIBIT 5

                  (Letterhead of Cahill Gordon & Reindel)




                            September 29, 1995



Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York  10048


            Re:   Dean Witter Select Equity Trust,
                  Select 10 Industrial Portfolio 95-4
                  -----------------------------------

Gentlemen:

            We have acted as special counsel for you as Depositor of the Dean Witter Select Equity Trust, Select 10 Industrial Portfolio 95-4 (the "Trust"), in connection with the issuance under the Trust Indenture and Agreement, dated September 30, 1993, and the related Reference Trust Agreement, dated
September 29, 1995 (such Trust Indenture and Agreement and Reference Trust Agreement collectively referred to as the "Indenture"), between you, as Depositor, and The Bank of New York, as Trustee, of units of fractional undivided interest in said Trust (the "Units") comprising the Units of Dean Witter Select Equity Trust, Select 10 Industrial Portfolio 95-4. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your officers and upon opinions of counsel to Dean Witter Reynolds Inc.





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            Based upon the foregoing, we advise you that, in our
opinion, when the Indenture has been duly executed and delivered on behalf of the Depositor and the Trustee and when the certificate evidencing the Units has been duly executed and delivered by the Depositor and the Trustee in accordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and binding obligations of the Trust and the Depositor in accordance with their terms, except that enforceability of certain provisions thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and by general equitable principles.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 33-61989) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration
Statement and the related Prospectus.

                                          Very truly yours,


                                          CAHILL GORDON & REINDEL